Exhibit 99.1

Cyclacel Pharmaceuticals Reports FIRST quarter financial results and provides business update

KUALA LUMPUR, MALAYSIA, May 14, 2025 - Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; “Cyclacel” or the “Company”), a biopharmaceutical company developing innovative medicines, today announced its first quarter financial results and provided a business update.

“As part of the Company’s efforts to reduce operating costs it has determined to focus on the development of the plogosertib (“plogo”) clinical program only. Accordingly, on March 10, 2025, the Company repurchased certain assets related to plogo from Cyclacel Limited for approximately $0.3 million in cash, to allow us to continue our efforts on developing an alternative salt, oral formulation of plogosertib with improved bioavailability,” said Datuk Dr. Doris Wong, Chief Executive Officer. “Cyclacel Limited’s other drug development program, fadraciclib, is being marketed for sale by that entity’s liquidator in the U.K. pursuant to creditors voluntary liquidation of Cyclacel Limited announced in the London Gazette on January 31, 2025.”

“Upon the commencement of the liquidation of Cyclacel Limited, the Company lost operational and strategic control over Cyclacel Limited and thus its financial results have been deconsolidated from the Company effective January 31, 2025; as a result, the Company anticipates a significant decrease to research and development expenses for the year ended December 31, 2025 as we focus on plogo and have no further expenditures related to fadraciclib,” said Kiu Cu Seng, Chief Financial Officer. “The deconsolidated of our former subsidiary, Cyclacel Limited, resulted in a gain on deconsolidation, and thus an increase in stockholders’ equity of approximately $5.0 million, which we have reported in the Company’s Form 10-Q for the three months ended March 31, 2025.”

Due to the current difficult economic environment and our lack of funding to implement our business plan, we have begun to analyze strategic alternatives available to the Company to continue as a going concern. Such alternatives include raising additional debt or equity financing or consummating a merger or acquisition with a partner that may involve a change in our business plan. As a result, the Company entered into an Exchange Agreement with FITTERS Diversified Berhad on April 6, 2205, to exchange all of the ordinary shares owned by FITTERS in exchange for approximately 19.99% of the Company’s common stock to acquire FITTERS’ wholly-owned subsidiary, Fitters Sdn. Bhd., a Malaysia-based private limited company specializing in supplying, and trading various protective and fire safety equipment.

Financial Highlights

As of March 31, 2025, cash and cash equivalents totaled $3.5 million, compared to $3.2 million as of December 31, 2024.

Net cash used in operating activities was $3.3 million for the three months ended March 31, 2025,. The Company estimates that its current cash resources will fund planned programs into the second quarter of 2025.

Research and development expenses were $0.8 million for the three months ended March 31, 2025, as compared to $2.8 million for the same period in 2024. Expenditure for the transcriptional regulation program ceased as a result of the Company’s UK subsidiary, Cyclacel Limited, being liquidated on January 24, 2025. Research and development expenses relating to plogosertib decreased by $0.6 million relative to the respective comparative period whilst we continue to explore and develop an alternative salt, oral formulation with improved bioavailability.

General and administrative expenses increased by approximately $2.6 million from $1.6 million for the three months ended March 31, 2024 to $4.2 million for the three months ended March 31, 2025, due to several one-time costs associated with the change of control of the Company; primarily stock compensation expense of $1.4 million, D&O insurance costs of $0.7 million, compensation expense of $0.3 million and legal costs of $0.1 million.

Total other (expense) income, net, for the three months and year ended March 31, 2025, were $5.0 million, compared to $0.1 million for the same period of the previous year, primarily due to a $5.0 million gain on deconsolidation of the UK subsidiary.

United Kingdom research & development tax credits for the three months ended March 31, 2024, were $1.4 million. There were no research and development tax credits for the three months ended March 31, 2025, following the liquidation of the UK subsidiary and the subsequent loss of eligibility for recoverable tax credits as a result thereof.

Net loss for the three months ended March 31, 2025, was $0.1 million (including stock-based compensation expense of $1.6 million), compared to $2.9 million (including stock-based compensation expense of $0.2 million) for the same period in 2024.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a clinical-stage, biopharmaceutical company developing innovative cancer medicines based on cell cycle, epigenetics and mitosis biology. The epigenetic/anti-mitotic program is evaluating plogosertib, a PLK1 inhibitor, in patients with both solid tumors and hematological malignancies. Cyclacel’s strategy is to build a diversified biopharmaceutical business based on a pipeline of novel drug candidates addressing oncology and hematology indications. For additional information, please visit www.cyclacel.com.

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include, among other things, statements related to the efficacy and safety profile of fadraciclib in an incomplete clinical trial, Cyclacel’s future plans and prospects, Cyclacel’s anticipated cash runway and the planned timing of data results and continued development of fadraciclib . Factors that may cause actual results to differ materially include market and other conditions, the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates and Cyclacel’s ability to regain and maintain compliance with Nasdaq’s continued listing requirements, although no assurance to that effect can be given. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Cyclacel Pharmaceuticals, Inc.

Datuk Dr. Doris Wong Sing Ee

Chief Executive Officer

Tel: (908) 517-7330

Email: doris@cyclacel.com

© Copyright 2025 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.

SOURCE:

Cyclacel Pharmaceuticals, Inc.

CYCLACEL PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (LOSS)

(In $000s, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024

Revenues:
Clinical trial supply	-	29
Revenues	$-	$29

Operating expenses:
Research and development	822	2,802
General and administrative	4,214	1,582
Total operating expenses	5,036	4,384
Operating loss	(5,036)	(4,355)
Other income (expense):
Foreign exchange gains (losses)	(8)	1
Interest income	6	2
Gain on deconsolidation of subsidiary	4,947	-
Other income, net	10	52
Total other income (expense), net	4,955	55
Loss before taxes	(81)	(4,300)
Income tax benefit	-	1,354
Net loss	(81)	(2,946)
Dividend on convertible exchangeable preferred shares	-	-
Net loss applicable to common shareholders	$(81)	$(2,946)
Basic and diluted earnings per common share:
Net loss per share – basic and diluted (common shareholders)	$(0.00)	$(2.27)

CYCLACEL PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEET

(In $000s, except share, per share, and liquidation preference amounts)

	March 31,	December 31,
	2025	2024

ASSETS
Current assets:
Cash and cash equivalents	$3,450	$3,137
Prepaid expenses and other current assets	264	537
Total current assets	3,714	3,674

Property and equipment, net	1	3
Right-of-use lease asset	19	5
Non-current deposits	-	412
Total assets	$3,734	$4,094
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$114	$4,599
Accrued and other current liabilities	549	1,669
Total current liabilities	663	6,268
Lease liability	9	-
Total liabilities	672	6,268

Stockholders’ equity	3,062	(2,174)
Total liabilities and stockholders’ equity	$3,734	$4,094